UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2008

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2008, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved the terms of the 2008 Self-Funding Management Incentive Plan (the “2008 MIP”) and the 2008 Stock Grant Guidelines (the “2008 Stock Guidelines”) for the Company’s senior management, which includes the Company’s principal executive officer, principal financial officer, and named executive officers. Based on the Committee’s recommendation, the terms of both the 2008 MIP and the 2008 Stock Guidelines were approved by the Board on February 19, 2008.

2008 Self-Funding Management Incentive Plan.

The purpose of the 2008 MIP is to provide the Company’s senior management with the opportunity to receive incentive cash bonuses based on both the Company’s and each participant’s performance during 2008.

Pursuant to the 2008 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based on the Company’s achievement of certain financial and strategic objectives. For 2008, specific financial objectives were established for revenues and operating income. In addition, several strategic objectives were incorporated into the bonus pool funding determination. The objectives for revenues and operating income, and the strategic objectives as a group, will be weighted at 30%, 30% and 40%, respectively, in determining the pool amount.

Funding of the Bonus Pool

With respect to the revenue and operating income objectives, Threshold, Target and Maximum performance levels have been established for 2008. With respect to the strategic objectives, Threshold and Target performance levels have been established for 2008. The Committee and Board will retain discretion to determine Maximum performance levels for each of the strategic objectives.

If the Company meets the Target performance levels for revenues, operating income and the strategic objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants, which currently is approximately $2.0 million. If only the Threshold objectives are achieved, the pool would be funded at 50% of those aggregate target bonuses or approximately $1.0 million, and if the Maximum objectives are achieved, the pool would be funded at 150% of those aggregate target bonuses or approximately $3.0 million. A pro-rata adjustment to the amount of funding for the pool will be made where a specific performance level falls in between the Threshold, Target and Maximum amounts. To the extent a particular performance level falls below Threshold, there would be no funding for that particular objective. The Board may, in its sole discretion, approve a total pool funding of up to 200% of the aggregate target bonuses if it determines that the Company has achieved a breakthrough performance by substantially exceeding the objectives for 2008. The amount of bonus pool funding will be adjusted to reflect the aggregate target bonuses for individuals who are participants in the 2008 MIP at the time the bonuses are awarded.

Payments from the Bonus Pool

Once the amount of pool funding has been determined, specific payments from the pool to the Company’s senior management will depend on an evaluation of the participant’s achievement of individual performance objectives for 2008. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of base salary. The following targets were established with input from Radford Surveys & Consulting (“Radford Consulting”), a business unit of Aon and an independent executive compensation consultant, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)
Chief Executive Officer	60%
Chief Operating Officer/Chief Financial Officer	50%
Executive Vice President	40%
Senior Vice President	35%

Individual performance objectives for 2008 are derived from the Company’s 2008 strategic objectives concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or other objectives approved by the Board or the Committee.

Individual bonus awards reflect a weighted average measurement of each participant’s achievement of his or her individual performance objectives. A rating of “Meets Expectations” means that a participant has generally met his or her individual performance objectives for the year and would be eligible to receive up to 100% of his or her target bonus, depending on the size of the bonus pool. A rating of “Exceeds Expectations” means that a participant has exceeded his or her individual performance objectives and would be eligible to receive up to 125% of his or her target bonus. Finally, a rating of “Outstanding” means that a participant has substantially exceeded his or her individual performance objectives and would be eligible to receive up to 150% of his or her target bonus. Where a participant is rated below “Meets Expectations,” no bonus would normally be payable unless the Board or Committee determines a bonus is nevertheless warranted in their discretion.

Participants must be employed by the Company as of December 31, 2008 and at the time of the bonus award in order to participate in the 2008 MIP. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any participant is employed for only a portion of the year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) for approval by the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives. The Committee shall recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives for 2008.

The Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

2008 Stock Guidelines.

The purpose of the 2008 Stock Guidelines is to establish a framework for granting stock awards in order to reward performance by the Company’s senior management against each participant’s individual performance objectives for 2008.

Awards under the 2008 Stock Guidelines will depend on a participant’s position in the Company and achievement of individual performance objectives for 2008. Each participant’s individual performance will be evaluated against his or her individual performance objectives to determine if that individual Meets Expectations, Exceeds Expectations or has performed in an Outstanding manner. Set forth below are the range of annual award targets for 2008 (expressed in number of shares) based on the participant’s position and performance evaluation:

	Meets Expectations		Exceeds Expectations		Outstanding
	Restricted Stock	Stock Options	Restricted Stock	Stock Options	Restricted Stock	Stock Options
Level I - CEO	53,620 Shs.	90,990 Shs.	67,020 Shs.	113,740 Shs.	105,910 Shs.	179,740 Shs.
Level IA – COO/CFO	43,440 Shs.	73,720 Shs.	54,160 Shs.	91,910 Shs.	64,880 Shs.	110,110 Shs.
Level II - EVP	21,450 Shs.	36,400 Shs.	26,820 Shs.	45,490 Shs.	32,170 Shs.	54,610 Shs.
Level III - SVP	14,300 Shs.	24,260 Shs.	17,870 Shs.	30,350 Shs.	21,450 Shs.	36,380 Shs.

In prior years, the stock guidelines have reflected a split of 66% restricted stock and 34% stock options for each potential award. The Committee determined that the split for awards under the 2008 Stock Guidelines should be changed to 60% restricted stock and 40% stock options.

In developing the 2008 Stock Guidelines, the dollar amounts set forth above were established at levels which the Committee believes represent an appropriate value for long-term incentive compensation for each executive. These values were established based on an assessment of compensation levels for executives at comparable medical diagnostic and healthcare companies provided by Radford Consulting.

Participants must be employed by the Company on December 31, 2008 and at the time of grant in order to receive a stock award under the 2008 Stock Guidelines. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any employee is employed for only a portion of a year. The Chief Executive Officer will recommend individual awards for all participants (other than himself) to the Committee based on an assessment of each individual’s performance against his or her applicable performance objectives for 2008. The Committee will evaluate the performance of the Chief Executive Officer and recommend an appropriate award in accordance with the 2008 Stock Guidelines and such evaluation for Board approval. The Committee and Board may approve or disapprove any recommended award in whole or in part and may approve awards that differ from the amounts indicated under the 2008 Stock Guidelines, in its sole discretion.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: February 25, 2008	By:	/s/ Jack E. Jerrett
Jack E. Jerrett Senior Vice President, General Counsel and Secretary